UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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El Paso Electric Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EL PASO ELECTRIC COMPANY

100 N. Stanton

El Paso, Texas 79901

(915) 543-5711

March 28, 2008

Dear Shareholder:

The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Stanton Tower Building, located at 100 N. Stanton, El Paso, Texas 79901, on Wednesday, May 7, 2008, at 10:00 a.m., Mountain Daylight Time.

The purpose of the Annual Meeting is to give shareholders an opportunity (i) to vote on the election of Class II Directors; and (ii) to consider and act upon the recommendation of the Board of Directors to ratify the selection of KPMG LLP as the El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Information concerning these matters is set forth in the accompanying Notice of the meeting and Proxy Statement. Your Board of Directors recommends that you vote FOR the proposals as explained in the attached Proxy Statement.

Your vote is important. To ensure your representation, even if you cannot attend the Annual Meeting, please mark, sign, date and return promptly the enclosed proxy.

Sincerely,

J. Frank Bates

Interim President and Chief Executive Officer

EL PASO ELECTRIC COMPANY

100 N. Stanton

El Paso, Texas 79901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

El Paso Electric Company:

The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Stanton Tower Building, located at 100 N. Stanton, El Paso, Texas 79901, on Wednesday, May 7, 2008, at 10:00 a.m., Mountain Daylight Time, for the following purposes:

(1)	To give shareholders an opportunity to vote on the election of Class II Directors;

(2)	To consider and act upon the recommendation of the Board of Directors to ratify the selection of KPMG LLP as El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors knows of no matter, other than those set forth in the paragraphs above (which are discussed at greater length in the accompanying Proxy Statement), that will be presented for consideration at the Annual Meeting.

The Board of Directors has fixed the close of business on March 10, 2008, as the record date for the determination of shareholders entitled to vote at the Annual Meeting.

Under new Securities and Exchange Commission rules, the Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting. Shareholders are invited to attend the Annual Meeting and requested to vote on the proposals described in this Proxy Statement.

As owners of the El Paso Electric Company, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. If you attend the meeting and decide to vote in person, you may revoke your proxy. Shareholders attending the meeting whose shares are registered in the name of a broker and who intend to vote in person should bring an affidavit of ownership from the broker so that beneficial ownership can be verified without delay on the meeting date.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

Guillermo Silva, Jr.

Corporate Secretary

March 28, 2008

YOUR VOTE IS IMPORTANT

PLEASE MARK, DATE, SIGN AND

PROMPTLY RETURN YOUR PROXY. THANK YOU.

EL PASO ELECTRIC COMPANY

100 N. Stanton

El Paso, Texas 79901

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 7, 2008

GENERAL

The accompanying proxy is solicited on behalf of the Board of Directors of El Paso Electric Company (the “Company”) for use at its 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 7, 2008, at 10:00 a.m., Mountain Daylight Time, at the Company’s principal offices, and at any adjournment thereof. The Company’s principal offices are located at the Stanton Tower Building, 100 N. Stanton, El Paso, Texas 79901.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, fax, or other electronic means by the directors, officers, employees and agents of the Company. To assist in the solicitation, the Company has engaged Georgeson Shareholder Communications, Inc. for a fee of $6,000 plus out-of-pocket expenses. The Company will also reimburse brokers, banks and other persons for reasonable expenses in forwarding the Notice to beneficial owners and forwarding printed proxy materials by mail to beneficial owners who specifically request them.

This Proxy Statement and the accompanying form of proxy are first being made available on the internet to shareholders of the Company on or about March 28, 2008.

SHARES OUTSTANDING, VOTING RIGHTS AND REVOCABILITY OF PROXIES

At the close of business on March 10, 2008, the “record date” for determination of the shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 45,164,237 shares of its common stock (the “Common Stock”).

Each outstanding share of Common Stock is entitled to one vote. The holders of at least a majority of the issued and outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting for a quorum to be present and business to be conducted. The vote of a plurality of the votes cast at the meeting is required for the election of each Class II Director. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and represented in person or by proxy at the meeting is required to approve the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

A shareholder having the right to vote may vote either in person or by proxy. A shareholder of record may vote in person at the Annual Meeting. A shareholder of record may vote by proxy over the Internet by following the instructions provided in the Notice, or if the shareholder requests printed copies of the proxy materials by mail, the shareholder may also vote by mail or by telephone.

A shareholder who signs and returns a proxy may revoke that proxy at any time before the Annual Meeting by filing with the Secretary of the Company an instrument in writing revoking the proxy, delivering a duly executed proxy bearing a later date, or attending the meeting and voting in person. The shares represented by a proxy given and not so revoked will be voted and, where the shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy form, the shares will be voted in accordance with the specification so made. If a proxy is returned, but no choice is specified, the shares will be voted (i) FOR the election of the four nominees described below as Class II Directors; and (ii) FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. With respect to any other matters that will come before the Annual Meeting, the proxy will be voted in the discretion of the proxy holder. If no proxy is returned, the shares represented by such proxy will not be voted.

The Board of Directors is not aware of any matter that will be presented at the Annual Meeting other than as set forth in the accompanying Notice. If, however, any other matters are properly presented at the Annual Meeting, the proxy holder will have discretionary authority to vote the shares represented by properly executed proxies in accordance with the proxy holder’s discretion and judgment as to the best interests of the Company.

Abstentions are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are counted as a vote AGAINST when determining whether a proposal has been approved. Broker non-votes are not included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Article III, Section 2, of the Company’s Bylaws divides the Board of Directors into three classes, as nearly equal in number as possible, each of which is elected for a three-year term. The Board currently has twelve members with Classes I, II and III containing four members each.

The shares represented by the accompanying proxy will be voted to elect four nominees for Class II Director recommended by the Board of Directors, unless authority to do so is withheld. Each nominee has agreed to the nomination and has agreed to serve if elected. Should any nominee become unavailable for election, the proxies will be voted for the election of such other person as the Board of Directors may recommend in place of such nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. HEDRICK, HEITZ, PARKS AND SIEGEL AS CLASS II DIRECTORS.

NOMINEES AND DIRECTORS OF THE COMPANY

Name	Age	Director Since	Principal Occupation and Employment During the Past Five Years(1)

NOMINEES FOR CLASS II DIRECTORS (New Term will expire in 2011)

Gary R. Hedrick(2)	53	2001	Executive Vice President and Chief Financial Officer TVO North America since May 2007; President and Chief Executive Officer of El Paso Electric from 2001 to May 2007.

Kenneth R. Heitz	60	1996	Partner of Irell & Manella, LLP, a law firm.

Michael K. Parks(3)	48	1996	Vice Chairman of the Board since November 2005; Managing Director of TCW Group since 2000.

Eric B. Siegel(4)	50	1996	Retired Limited Partner of Apollo Advisors, L.P.

CLASS III DIRECTORS (Term will expire in 2009)

Ramiro Guzmán	61	1996	Director of Business Development, James Edward & Companies since January 1, 2006; Director of Corporate Development, James Edward & Companies from October 2005 to January 2006; President, Viva Distributing from March 2001 to October 2005; owner Ramiro Guzmán & Associates.

James W. Harris	61	1996	Founder and President of Seneca Financial Group, Inc.

Stephen N. Wertheimer(5)	57	1996	Managing Director of W Capital Partners.

Charles A. Yamarone(6)	49	1996	Executive Vice President of Libra Securities LLC, an institutional broker-dealer, since January 2002.

CLASS I DIRECTORS (Term will expire in 2010)

George W. Edwards, Jr.(7)	68	1992	Chairman of the Board since 1996.

John Robert Brown(8)	63	2003	Owner and President of Brownco Capital, L.L.C. since November 2007; Chairman of the Board, President and Chief Executive Officer of Desert Eagle Distributing, Inc. from May 1992 to March 2008.

James W. Cicconi	55	1997	Senior Executive Vice President for External and Legislative Affairs of AT&T, Inc., November 2005 to present; General Counsel and Executive Vice President - Law and Government Affairs of AT&T from December 1998 to November 2005.

Patricia Z. Holland-Branch	63	1997	Chief Executive Officer and Owner of Facilities Connection, Inc.; Fifty percent partner of MAPRODISA, S.A. de C.V. since 2001.

(1)	Where no date is specified, the director has held the position for more than the past five years.

(2)	Mr. Hedrick is chairman of the board of trustees of Las Palmas Medical Center and an advisory director of J.P. Morgan Chase Bank of Texas-El Paso.

(3)	Mr. Parks is also a director of Aurora National Life Assurance Company and E*TRADE Financial Corp. He is chairman of the audit committee and a member of the compensation committee of E*TRADE Financial Corp.

(4)	Mr. Siegel is currently a consultant to and a member of the Advisory Board of the Milwaukee Brewers Baseball Club, and a director and member of the audit committee of Ares Capital Corp.

(5)	Mr. Wertheimer is also a board member of Adam Aircraft Industries, Inc.

(6)	Mr. Yamarone is also a director of Continental Airlines, Inc. and a director and member of the audit committee of New Millennium Homes, LLC.

(7)	Mr. Edwards is also a director of Hubbell, Inc.

(8)	Mr. Brown is also a director of Bank of the West–El Paso, Texas.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. The Guidelines are available on the Company’s website at www.epelectric.com. The website and its contents are not part of this Proxy Statement.

Standards of Board Independence

The Guidelines, among other things, set forth categorical standards to assist the Board of Directors in making determinations of director independence in accordance with the rules of the NYSE. The Board of Directors makes a determination regarding the independence of each director annually based on all relevant facts and circumstances. Although any director who meets the following criteria and the independence criteria of the NYSE is presumed to be independent (except for purposes of serving as a member of the Audit Committee which requires that the director meet additional requirements under SEC Rule 10A-3(b)(1)(ii)), the Board may make an affirmative determination to the contrary based on its review of other factors. Under the Guidelines, the following persons will not be considered to be independent:

(i)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were more than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year and $1 million.

(ii)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount more than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year and $1 million.

(iii)	A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were more than the greater of 2% of the law firm’s gross revenues for such fiscal year and $1 million.

(iv)	A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was more than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year and $1 million.

In determining the independence of each non-employee director, the Board considered any transactions, relationships and arrangements in which a director may be deemed to have an interest. For 2007, the Board considered the provision of services by Irell & Manella, of which Mr. Heitz is a partner, and purchase of goods from Facilities Connection, which is owned by Ms. Holland-Branch. The Board has determined that these services were provided to us on terms typical for firms not affiliated with any directors and that the total billings for such services were not material either to us, or to Irell & Manella or Facilities Connection, and do not exceed the limits set forth in the categorical standards set forth above.

Applying these categorical standards and the independence criteria of the NYSE, the Board of Directors has determined that all of its directors meet the independence requirements of the NYSE except for Gary R. Hedrick who served as President and Chief Executive Officer of the Company until May 2007 and who receives consulting fees from the Company.

In addition, the Board of Directors has determined that all members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, as amended (the “Act”).

The Company has not made any charitable contributions in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues within the preceding three years to any charitable organization in which a director of the Company serves as an executive officer.

Business Conduct Policies

The Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, including the Chief Executive Officer, the Executive Vice President, Chief Financial and Administrative Officer and the Controller. A current copy of the Code of Ethics may be found on the Company’s internet website at www.epelectric.com. Any amendments to, or waivers from, any provision of the Code of Ethics applicable to the Company’s Chief Executive Officer, Executive Vice President, Chief Financial and Administrative Officer, Controller or persons performing similar functions will be disclosed by posting such information on the Company’s internet website at www.epelectric.com within five business days.

Current copies of the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees (the “Committee Charters”) may also be found on the Company’s internet website at www.epelectric.com.

Printed copies of the Guidelines, the Committee Charters and the Code of Ethics are available to any shareholder upon request. Requests for printed copies should be addressed to El Paso Electric Company, 100 N. Stanton, El Paso, Texas 79901, Attention: Office of the Secretary.

Shareholders and interested parties may correspond directly with non-management directors by writing to James W. Harris, Chairman, Nominating and Corporate Governance Committee, P.O. Box 982, El Paso, Texas 79960.

NYSE Corporate Governance Listing Standards

The Company’s Chief Executive Officer must certify to the New York Stock Exchange (“NYSE”) each year that he is not aware of any violation by the Company of NYSE corporate governance listing standards, qualifying the certification to the extent necessary. Such certification must be made within thirty days of the date of the Company’s annual shareholders’ meeting. The certification following the 2007 annual meeting was submitted to the NYSE timely, without qualification.

DIRECTORS’ MEETINGS, COMPENSATION, AND COMMITTEES

Meetings

The Board of Directors held six (6) meetings during 2007. All directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which they served. The Board of Directors held six (6) executive sessions during 2007. The Chairman of the Board of Directors presides at the executive sessions.

The Company does not have a formal policy regarding director attendance at annual meetings. All members of the Board of Directors attended last year’s annual meeting. All members are expected to attend this year’s Annual Meeting.

2007 Director Compensation

The table set forth below provides information regarding compensation paid to the non-employee directors of the Company. Mr. Hedrick is excluded from the table. He remained a Director following his departure from the Company but received no additional compensation for such service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
	(a)	(b)(c)
Brown, J. Robert	$77,500	$85,981	$163,481
Cicconi, James W.	86,000	85,981	171,981
Edwards Jr., George W.	88,000	293,055	381,055
Guzmán, Ramiro	53,000	85,981	138,981
Harris, James W.	68,000	85,981	153,981
Heitz, Kenneth R.	—	146,624	146,624
Holland-Branch, Patricia Z.	—	139,923	139,923
Parks, Michael K.	90,500	185,994	276,494
Siegel, Eric B.	97,000	85,981	182,981
Wertheimer, Stephen N.	70,000	85,981	155,981
Yamarone, Charles A.	90,000	85,981	175,981

(a)	This column reports the amount of cash compensation earned in 2007 for Board and committee service, based on the compensation policy described below. Annually, directors can elect to receive retainers and meeting fees in cash, restricted stock or non-qualified stock options. Mr. Heitz and Ms. Holland-Branch elected to receive this compensation in restricted stock in 2007.

(b)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock awards granted in 2007 as well as prior fiscal years, in accordance with SFAS No. 123 (revised) “Accounting for Stock-Based Compensation” (hereinafter “SFAS 123R”). Fair value for restricted stock is calculated using the closing price of our stock on the date of grant. For additional information on valuation assumptions, see Note E of Notes to the Consolidated Financial Statements in the Company’s 2007 Form 10-K.

(c)	Each non-employee director had the following number of stock awards and options outstanding at fiscal year end:

Name	Fair Value at Grant Date – Stock Awards (per share)	Stock Awards (#)	Fair Value at Grant Date – Option Awards (per share)	Option Awards (#)
Brown, J. Robert	$27.15	3,500

Cicconi, James W.	27.15	3,500	$4.3282	5,000

Edwards Jr., George W.	27.15	12,316	4.3282	5,000

Guzmán, Ramiro	27.15	3,500	4.3282	5,000

Harris, James W.	27.15	3,500	4.3282	5,000

Heitz, Kenneth R.	24.37	647	4.3282	5,000
Heitz, Kenneth R.	26.35	617	7.0352	711
Heitz, Kenneth R.	27.15	3,500	5.6696	793
Heitz, Kenneth R.	24.56	600	5.3895	742
Heitz, Kenneth R.	23.13	595	4.3205	702

Holland-Branch, Patricia Z.	24.37	511	4.3282	5,000
Holland-Branch, Patricia Z.	26.35	484
Holland-Branch, Patricia Z.	27.15	3,500
Holland-Branch, Patricia Z.	24.56	600
Holland-Branch, Patricia Z.	23.13	594

Parks, Michael K.	27.15	7,184

Siegel, Eric B.	27.15	3,500

Wertheimer, Stephen N.	27.15	3,500	4.3282	5,000

Yamarone, Charles A.	27.15	3,500

During 2007, compensation for non-employee directors consisted of the following:

(1)	Each non-employee director received an annual retainer of $35,000.

(2)	The chair of the Audit Committee received an additional annual retainer of $10,000, and the chair of each of the other committees of the Board received an additional annual retainer of $5,000.

(3)	Each non-employee director received a meeting fee of $1,000 per meeting for each Board and committee meeting attended (other than Audit Committee meetings).

(4)	Each Audit Committee member received a meeting fee of $1,500 per meeting for each Audit Committee meeting attended.

(5)	Each non-employee director received an award of 3,500 shares of restricted stock, and the Chairman of the Board received an additional award of 8,816 shares of restricted stock. The Vice Chairman of the Board received an additional award of 3,684 shares of restricted stock with a fair market value of $100,000 based on the closing market price of the stock on the date of grant. Restricted stock awarded to directors cannot be sold for one year after grant.

Directors are also reimbursed for travel expenses incurred in connection with their duties as directors. Non-employee directors are not eligible to participate in the executive incentive program, savings programs or any of the retirement programs for the Company’s employees. Other than as described in this section, there are no separate benefit plans for directors.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of the Company’s directors and officers, and the Company maintains director and officer liability insurance.

Committees

The Board of Directors has the following standing committees: Audit, Compensation, Executive, Palo Verde and Environmental Oversight, External Affairs, and Nominating and Corporate Governance.

During 2007, the Audit Committee was composed of directors Yamarone (Chairman), Brown, Cicconi, Parks and Siegel. The Audit Committee, which held sixteen (16) meetings in 2007, is responsible for appointing the independent auditors of the Company, reviewing all recommendations of the Company’s independent auditors and the Company’s internal auditors, reviewing and approving non-audit services performed by accountants and other consultants retained by the Company, reviewing the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) and otherwise overseeing the Company’s financial reporting. The Audit Committee also determines whether management has established a system to promote the accuracy and completeness of the Company’s financial statements and other publicly disclosed information. The roles and responsibilities of the Audit Committee are described in detail in a written charter adopted by the Board of Directors. The Board of Directors has determined that each member of the Audit Committee meets the experience and independence requirements of the NYSE rules and Rule 10A-3(b)(1)(ii) under the Act. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board of Directors has determined that Messrs. Yamarone and Parks meet the criteria of audit committee financial experts under the SEC’s rules and are independent of management. Certain additional information concerning the composition and role of the Audit Committee is set forth under the caption “Audit Committee Report” below.

During 2007, the Compensation Committee was composed of directors Cicconi (Chairman), Heitz, Wertheimer and Yamarone. The Board of Directors has determined that each member of this committee is independent under the rules of the NYSE. The Compensation Committee, which held ten (10) meetings in 2007, is responsible for evaluating and approving the compensation of executive officers. It also reviews and approves recommended Company-wide compensation increases for employees, as well as approving the adoption of contracts with union employees. The Compensation Committee is also responsible for evaluating, adopting and administering benefit plan programs. The roles and responsibilities of the Compensation Committee are described in detail in a written charter adopted by the Board of Directors. Additional information concerning the process and procedures for the consideration and determination of executive compensation (including its engagement of compensation consultant Hewitt Associates (“Hewitt”)) by the Compensation Committee appears under the caption “Compensation Discussion and Analysis” below.

During 2007, the Executive Committee was composed of directors Siegel (Chairman), Harris, Hedrick (who served from January until May), Parks, Ershel C. Redd, Jr. (who served from June until December), and Wertheimer. The Executive Committee, which held ten (10) meetings in 2007, consults with senior management on administrative matters and directs the strategic planning effort on behalf of the Board. The Executive Committee may exercise all powers of the Board of Directors (except as prohibited by the Texas Business Corporation Act) between meetings. In addition, the Executive Committee’s responsibilities include analyzing and making recommendations to the Board of Directors regarding the maximization of shareholder value. The roles and responsibilities of the Executive Committee are described in detail in a written charter adopted by the Board of Directors.

During 2007, the External Affairs Committee was composed of directors Brown (Chairman), Guzmán, Harris, Heitz and Holland-Branch. The External Affairs Committee, which held two (2) meetings in 2007, is responsible for setting policy and reviewing an annual budget for civic and charitable contributions by the Company in the communities it serves. It is also responsible for assisting management in formulating a business development strategy for Mexico and evaluating business opportunities in Mexico. The Committee created a civic and charitable affairs subcommittee, consisting of directors Brown, Guzmán, Hedrick, Holland—Branch, and Redd (who served from June until December). This subcommittee, which held two (2) meetings in 2007, is responsible for overseeing the Company’s charitable giving and civic activities. The roles and responsibilities of the External Affairs Committee are described in detail in a written charter adopted by the Board of Directors.

During 2007, the Nominating and Corporate Governance Committee was composed of directors Harris (Chairman), Parks, Siegel and Wertheimer. The Board of Directors has determined that each member of this committee is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee, which held nine (9) meetings in 2007, is responsible for identifying qualified individuals to serve as members of the Board of Directors, recommending directors for appointment to committees, evaluating Board performance, and overseeing and setting compensation for the members of the Board of Directors. The roles and responsibilities of the Nominating and Corporate Governance Committee are described in detail in a written charter adopted by the Board of Directors. In 2007, the Nominating and Corporate Governance Committee assisted the Board of Directors and each of the Board committees in conducting a self-evaluation to assess their effectiveness.

During 2007, the Palo Verde and Environmental Oversight Committee was composed of directors Edwards (Chairman), Guzmán, Hedrick, Heitz, Holland-Branch, and Redd (who served from June until December). The Palo Verde and Environmental Oversight Committee, which held four (4) meetings in 2007, is responsible for (i) reviewing and assessing the activities and operations of the Palo Verde Nuclear Generating Station in which the Company is a participant and (ii) overseeing the affairs and operations of the Company to determine whether the Company has operated Company facilities in compliance with applicable environmental laws and regulations, and identifying existing and potential environmental issues facing the Company under federal, state and local law. The roles and responsibilities of the Palo Verde and Environmental Oversight Committee are described in detail in a written charter adopted by the Board of Directors.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors submitted in writing by a shareholder. A shareholder wishing to nominate one or more individuals to stand for election as a director at an annual or special meeting of the shareholders must provide written notice thereof not less than eighty days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the Corporation more than ninety days prior to the meeting, such notice, to be timely, must be delivered not later than the close of business on the tenth day following the day on which the date of the meeting was publicly announced. A shareholder’s notice must set forth (a) the name and address of the shareholder making the nomination; (b) such information regarding the nominee(s) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee(s) been nominated by the Board of Directors; (c) a representation of the shareholder as to the number of shares of stock of the Company that are beneficially owned by the shareholder and the shareholder’s intent to appear in person or by proxy at the meeting to propose such nomination; and (d) the written consent of the nominee(s) to serve as a member of the Board of Directors if so elected. Any such shareholder notice should be submitted in writing to: Guillermo Silva, Jr., Corporate Secretary, El Paso Electric Company, 100 N. Stanton, El Paso, Texas 79901.

In making its recommendations regarding nominees to serve on the Board of Directors, the Nominating and Corporate Governance Committee reviews an individual’s qualifications including a determination as to the independence of the candidate based on the independence criteria described above. If the nominee is being evaluated for re-nomination to the Board of Directors, the committee will assess the prior performance of such director. The committee will also periodically review the composition of the Board of Directors in light of its current challenges and needs and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. No director may serve on the boards of more than three other public companies while serving on the Company’s Board of Directors.

The Board of Directors believes that directors should hold meaningful equity ownership positions in the Company. Each non-employee director is expected (but not required) to be a beneficial owner of shares of the Company’s Common Stock or common stock equivalents with a market value equivalent to at least three years’ annual cash retainer fees by the end of his or her second year of service on the Board of Directors. Each non-employee director on the Board of Directors met this stock ownership guideline as of December 31, 2007.

PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. At the Annual Meeting, the Company will ask shareholders to ratify the Board’s selection. KPMG LLP, which served in the same capacity in 2003, 2004, 2005, 2006 and 2007, is expected to be represented at the Annual Meeting. Representatives of KPMG LLP will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions. If the shareholders do not ratify the Board’s proposal, the Board of Directors will reconsider its action with respect to the appointment of KPMG LLP. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG LLP during the fiscal year ending December 31, 2008.

Audit Fees

KPMG LLP billed the Company an aggregate of $1,102,000 for professional services rendered in connection with the integrated audit of the Company’s financial statements (including the Sarbanes-Oxley Section 404 certification) and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal year ended December 31, 2007. The integrated audit fees include $192,000 of fees associated with the December 31, 2006 audit, which were billed in 2007, and $910,000 associated with the December 31, 2007 audit.

KPMG LLP billed the Company an aggregate of $921,000 for professional services rendered in connection with the integrated audit of the Company’s financial statements (including the Sarbanes-Oxley Section 404 Certification) for the fiscal year ended December 31, 2006 and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal year ended December 31, 2006.

Financial Information Systems Design and Implementation

The Company did not pay KPMG LLP nor did KPMG LLP perform professional services in connection with financial information systems design and implementation for the fiscal years ended December 31, 2007 and 2006.

Audit-Related Fees

KPMG LLP billed the Company $170,000 and $216,000 for audit-related services, including audits of benefit plans and federal and state regulatory filings, during the fiscal years ended December 31, 2007 and 2006, respectively.

Tax Fees

KPMG LLP billed the Company $12,000 and $39,000 for professional services rendered in connection with tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2007 and 2006, respectively.

All Other Fees

The Company paid no other fees to KPMG LLP during the fiscal years ended December 31, 2007 and 2006.

KPMG LLP determined that these services did not affect its independence under applicable auditing standards. The Audit Committee pre-approved the engagement of KPMG LLP to provide the audit and permissible non-audit services described above in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and determined that KPMG LLP’s provision of the services described above under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” is compatible with KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by the Company’s independent auditors pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that such designees present any such pre-approvals to the full committee at the next committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Overview

Our executive compensation program is designed to:

•	Attract and retain qualified executives by providing comprehensive and market-competitive compensation;

•	Encourage a high level of performance by linking a significant amount of executive pay to the financial results and operating performance of the Company; and

•	Motivate our executive team to achieve the Company’s business strategy and maximize long-term shareholder return.

In order to meet these goals, our executive compensation currently consists of base salary, an annual performance bonus payable in cash and stock-based long-term incentive awards, along with retirement and other benefits. The levels of compensation are determined through a combination of market data, company performance and individual responsibility and performance.

Executive Compensation Process

Our Compensation Committee (the “Committee”) reviews and approves compensation for all executive officers. The Committee reviews the performance of our President and Chief Executive Officer at least annually. Our CEO reviews other executive officers’ performance and reports his evaluations to the Committee. Our CEO also recommends to and discusses with the Committee the non-equity compensation elements for executive officers, although the Committee approves actual compensation awarded.

The Committee has engaged Hewitt, an outside global human resource consulting firm, to conduct an annual review of its total compensation program for the executive officers. Hewitt provides the Committee with relevant market data and alternatives to consider when making compensation decisions. Hewitt provides other services directly to the Company related to review, administration and adoption of employee benefit plans, for relatively small fees. The Committee believes that this engagement does not hinder Hewitt’s ability to give objective advice to the Committee.

The Committee generally makes decisions regarding base salary, annual bonus targets and equity incentive awards at one or more regularly scheduled meetings during February or March of each year. The Committee continues to review compensation matters throughout the year and changes or approves compensation at other times in response to hiring needs, market changes and other occurrences. The Committee’s decisions about equity awards are not “timed” or otherwise affected by the planned announcement of material information. The Company, with review by Hewitt, provides the Committee with a summary of compensation (also called a “tally sheet”) for each executive officer showing all compensation, equity holdings and accrued retirement benefits. We provide this information to the Committee at least annually or otherwise when material decisions are being considered by the Committee.

Compensation Benchmarking

In consultation with Hewitt, the Committee has approved a group of companies (referred to in this discussion as the Compensation Comparator Group), which is a subset of the Edison Electric Institute Index, to be used for annual benchmarking of our compensation program. These companies represent regional electric utilities with business issues and compensation programs similar to our own. The Committee reviews compensation information of the Compensation Comparator Group compiled from surveys based on companies that participate in these surveys and publicly available data. For companies in the group with annual revenues higher or lower than ours, Hewitt adjusts the compensation market values using regression analysis to mitigate differences in size for comparison purposes, which is a commonly used approach to ensure the market values reflect our Company’s size. For pay decisions made in 2007, the companies in the Compensation Comparator Group consisted of the following 16 companies:

• ALLETE, Inc. • Alliant Energy Corporation • Ameren Corporation • Black Hills Corporation • CH Energy Group, Inc. • Cleco Corporation • DPL, Inc. • Great Plains Energy, Inc.

•        IDACORP, Inc.

•        Otter Tail Corporation

•        Pinnacle West Capital Corporation

•        PNM Resources, Inc.

•        Portland General Electric Company

•        SCANA Corporation

•        Unisource Energy Corporation

•        Westar Energy, Inc.

Primary Components of Compensation

The primary components of our compensation program for the Named Executive Officers (as hereinafter defined) are:

•	Base salary;

•	Short-term incentive compensation, currently awarded through an annual cash performance-based bonus plan; and

•	Long-term incentive equity compensation, currently awarded in shares with a combination of time-based and performance-based vesting as opposed to stock options.

We do not target any element of compensation to be a particular percentage of total compensation.

Base Salary.    Base salary levels for our executive officers generally are reviewed and set annually. The Committee targets the 50th percentile level of the Compensation Comparator Group, although the Committee also considers executives’ responsibility level, experience and individual performance. The Committee most recently approved base salary increases for executive officers effective December 2007 after reviewing these factors. Base salaries for the Named Executive Officers as adjusted in 2007 on average were slightly lower than the 50th percentile as compared to the Compensation Comparator Group. The individual competitive position for the Named Executive Officers ranged from approximately 17% below the 50th percentile to 5% above the 50th percentile. These differences generally reflect each individual’s experience level in the position as well as an assessment of their performance and contributions.

Annual Cash Bonus Plan.    The purpose of our annual cash performance-based bonus plan is to provide market-based compensation opportunities based on achievement of specific business goals and objectives that are established in advance on an annual basis. For our executive officers, the goals are based solely on corporate financial and operational performance. For 2007, these goals were comprised of the following:

•	Financial performance, representing 70% of the bonus, was measured by earnings per share (EPS); and

•	Operational performance was measured by a combination of customer satisfaction (25% of the bonus) and safety goals (5% of the bonus).

Each executive officer is assigned a target award opportunity expressed as a percentage of base salary. These targets range from 25% to 45% of base salary for most executives, and up to 65% for the CEO. The target for each of the Named Executive Officers for 2007 was as follows: (i) 65% for Mr. Redd; (ii) 40% for Mr. Bates; (iii) 45% for Mr. Wilson; (iv) 40% for Mr. Gutierrez; and (v) 30% for Mr. Sanders. The target award represents the level of bonus payment the executive may earn in the event that plan performance is achieved at “targeted levels.” Payments at the targeted levels are intended to approximate the 50th percentile of the Compensation Comparator Group. In addition, threshold and maximum award levels are established that adjust payouts for performance levels that exceed or fall below our plan.

The EPS bonus goals for 2007 were established based on a range between a threshold of $1.44 and a maximum of $1.64. Executives would receive no bonus if the threshold EPS goal (which is less than the target level) is not achieved and a proportionally higher bonus if earnings surpass the pre-established goal. Our target safety goals for 2007 were based on the highest performance level during the previous five years. Our customer satisfaction goals are established and measured based on annual surveys designed and performed by a third-party marketing organization and are within the top quartile of all U.S. electric utilities. Bonuses are paid in late February or early March after the Committee reviews the audited financial results and operational performance for the previous year. For the year ended December 31, 2007, the Company met its EPS goal at the maximum level, its customer satisfaction goal at target, two of its three safety goals at target and one of its three safety goals at threshold. The total bonus paid to Company employees for 2007 was approximately $7 million.

Long-Term Equity Incentives.    We grant stock awards annually with a three-year payout cycle. These awards are designed to focus executives on the relative performance of our stock and, secondarily, are designed as a retention tool. Since 2004, the Committee has granted annual long-term incentives consisting of two elements:

•	Performance shares, which are earned based on our total shareholder return over a three-year period; and

•	Time-vested restricted stock, which vests at the end of a three-year period.

The initial target value of each annual award is based on a weighting of approximately 75% for performance shares and 25% for time-based restricted stock. We have chosen to place more weight on the performance shares so that the most value is realized based on return for our shareholders over a period of three years. We feel the time-based restricted stock awards are also effective retention and incentive tools because their actual value is tied to the value of the Company’s stock no earlier than the vesting date and require that participants be employed at the end of the three-year vesting period. The initial target values (i.e., the initial value of the time-based restricted stock plus 100% target of the performance shares) are intended to approximate the 50th percentile of the Compensation Comparator Group.

The actual number of performance shares earned at the end of the three-year cycle depends on the Company’s percentile ranking within a specific group of companies identified by the Committee in consultation with Hewitt (called the “Performance Comparator Group”). The Performance Comparator Group is structured to be a group of companies defined by a third-party index and is somewhat different from our Compensation Comparator Group. The Performance Comparator Group currently represents 12 publicly-traded electric utilities with market capitalizations similar to our own. We believe that these companies have investor bases that are similar to ours. The following companies, chosen from the Standard & Poor’s SmallCap 600 Index and MidCap 400 Index that are included in the Global Industry Classification Standard’s (GICS) sub-industry of Electric Utilities for their similarities to us in type of industry and size of operations, currently are in our Performance Comparator Group:

• ALLETE, Inc. • Central Vermont Public Service Corporation • Cleco Corporation • DPL, Inc. • Great Plains Energy, Inc. • Hawaiian Electric Industries, Inc.	• IDACORP, Inc. • Northeast Utilities • Sierra Pacific Resources • UIL Holdings Corporation • Unisource Energy Corporation • Westar Energy, Inc.

The actual number of performance shares earned at the end of the three-year cycle can range from 0% to 200% of target, depending on our ranking within the Performance Comparator Group for total shareholder return. As with the time based restricted stock, participants are required to be employed at the end of the three-year cycle to be eligible for the award. Shareholder return is defined as the change in stock value plus dividends over the three-year performance period within the Performance Comparator Group, and payouts for each three-year cycle are as follows:

•	if we rank first, 200% of target

•	if we rank second, 175% of target

•	if we rank third, 150% of target

•	if we rank below third but above the 50th percentile, we interpolate between 150% and 100% of target

•	if we are at the 50th percentile, 100% of target

•	if we rank below 50th percentile but above the 30th percentile, we interpolate between 100% and 30% of target

•	if we are below the 30th percentile, 0% of target

For the 2005-2007 performance cycle, which ended on December 31, 2007, our total shareholder return ranked fifth among the Performance Comparator Group, which resulted in performance shares earned at the 125% level.

In addition to these regular grants, we granted restricted stock to Mr. Redd in connection with his hiring as CEO in May 2007. We felt this award (which had an initial value of $650,000) was an appropriate sign-on incentive because of the two-year vesting that was imposed and the dependence of the value of the award on our stock performance.

We have chosen to make recent long-term awards to executive officers in the form of “full-value” stock awards rather than stock options because these stock awards have significant retention value due to their value being directly linked to the stock price in the future. In addition, this type of award limits the negative retention impact of short-term volatility in our stock price. The Compensation Committee regularly reviews our equity incentive program and reserves the right to grant different types of equity awards in the future.

Other Executive Benefits

Retirement Benefits.    We provide our employees, including our executive officers, with a tax-qualified defined benefit pension plan, which provides employees the opportunity to earn service toward income replacement at retirement. The benefit is based on years of service, retirement age and salary over a period of time prior to retirement. However, tax regulations impose a limit on the amount of compensation that can be taken into account for purposes of determining these retirement benefits. As a result, the qualified plan does not achieve a market-competitive structure for senior executives whose total compensation can include a significant amount of variable short-term incentive compensation. We established an excess benefit plan to provide supplemental retirement benefits to senior executives based on actual annual earnings applied to the basic retirement plan formula without regard to the tax limitations.

Perquisites and Other Benefits.    Generally our Named Executive Officers do not receive material perquisites or other benefits different from other employees. For example, our executives participate in the same medical, dental, life insurance, accidental death & dismemberment, and long-term disability plans as do other employees, and the Company contributions to the 401(k) plan are on the same basis as other employees. However, executives are paid a small monthly car allowance and receive at a minimum five weeks and three days of paid time off annually.

Change in Control/Termination Agreements.    The Committee has approved change in control severance agreements for each of our Named Executive Officers. As further described in this Proxy Statement, these agreements provide executives with benefits in the event of involuntary termination or adverse job changes in connection with or after a change in control. The Committee periodically reviews the costs of these agreements and market practice. The Committee believes these agreements offer important protection in the event of a change of control, while also ensuring that in the event of an actual proposed change of control, key executives will be willing to remain through the closing because of this protection. This is especially important in the utility industry when the need for regulatory approvals can result in significant delays in consummating transactions following the execution of definitive agreements. In March 2007, after reviewing potential costs and market practice, the Committee approved revisions to these agreements which eliminate the tax reimbursement payments previously provided if an executive is subject to the excise tax under Section 4999 of the Code and instead provide that either (i) the executive will be responsible for paying the excise tax or (ii) payments will be reduced to the extent necessary so that no portion is subject to the excise tax, whichever would result in the executive retaining the higher after-tax amount. During 2007, we entered into an employment agreement with our new CEO, Mr. Redd, which included severance protection, as described below in this proxy. The Committee approved this agreement after consideration of market data for CEOs of similar size companies and as part of a negotiation with a candidate that the Board of Directors had chosen following a broad-based executive search.

Stock Ownership Guidelines

We believe that stock ownership by executive officers can directly correlate to improved performance and enhancement of shareholder value. Therefore, the Committee has established recommended stock ownership guidelines for executive officers. The guidelines are as follows:

Position	Guideline
CEO	Three times base salary
Other Executive Officers	Two times base salary

Our executive officers are expected (but not required) to meet these guidelines within five years after becoming an executive officer. As of the end of 2007, all of our Named Executive Officers met these guidelines or are progressing towards meeting the guidelines within their initial 5-year term.

Impact of Accounting and Tax Treatment of Compensation

Historically, the accounting and tax treatment of compensation has not been a driving factor in determining the design or amounts of pay at the Company. For example, the Company granted “full value” awards prior to its adoption of Financial Accounting Standards Board Statement No. 123R and continues to do so, although the Committee does review the expected accounting treatment of its equity grants.

Section 162(m) of the Code generally limits the tax deductibility to public companies for compensation in excess of $1 million per person per year, unless the compensation is “performance-based” within the meaning of the tax regulations. The Compensation Committee considers it important to retain flexibility to design compensation programs, even where compensation payable under our programs may not be fully deductible, if the programs effectively recognize a full range of criteria important to the Company’s success. For example, the Company has not structured its annual cash bonus plan to be “performance-based” for purposes of Section 162(m), although for 2007 total cash compensation for each Named Executive Officer was below the $1 million limit. The Company grants some equity awards (such as restricted stock) that are not eligible for the Section 162(m) exception. Our 2007 Long-Term Incentive Plan allows the Committee to approve performance shares and stock options that qualify as “performance-based” compensation for purposes of Section 162(m) to the extent the Committee deems appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation and Discussion and Analysis be included in the Proxy Statement.

THE COMPENSATION COMMITTEE

James W. Cicconi, Chairman

Kenneth R. Heitz

Stephen N. Wertheimer

Charles A. Yamarone

SUMMARY OF COMPENSATION

The Summary Compensation Table sets forth the compensation paid or accrued by the Company for Ershel C. Redd, Jr., the Principal Executive Officer from May to December 2007, Gary R. Hedrick, the Principal Executive Officer from January to May 2007, Scott D. Wilson, the Principal Financial Officer, and each of the Company’s other three most highly compensated executive officers. The persons named in the Summary Compensation Table are referred to collectively as the “Named Executives” or the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($)	Total ($)
Ershel C. Redd, Jr. President and Chief Executive Officer(a)	2007	$298,077		$404,175		$293,606	$47,518	$35,014	$1,078,390

Gary R. Hedrick Former President and Chief Executive Officer(b)	2007	199,904		(777,312)			401,458	2,221,128	2,045,178
	2006	484,135		796,274	$337,050	363,101	282,705	35,661	2,298,926

Scott D. Wilson Executive Vice President and Chief Financial Officer and Chief Administrative Officer	2007	317,000		223,695	24,100	218,928	31,298	28,728	843,749
	2006	269,308		155,001	72,300	152,664	22,038	18,403	689,714

J. Frank Bates Executive Vice President and Chief Operating Officer	2007	283,500		202,817		171,872	153,715	27,305	839,209
	2006	283,856		171,396	138,520	141,928	71,054	26,849	833,603

Hector Gutierrez, Jr. Executive Vice President, External Affairs	2007	225,000		44,715		136,406	28,865	11,095	446,081
	2006	101,769	$60,000			50,885	21,229	16,783	250,666

Gary D. Sanders General Counsel	2007	200,000		89,688		87,500	15,357	17,698	410,243
	2006	176,039		42,844		64,474	10,834	15,135	309,326

(a)	Mr. Redd was a director of the Company from May 2007 until his resignation in February 2008, but received no additional compensation for his service as a director. In 2008, Mr. Redd forfeited his unvested stock awards upon his resignation as Principal Executive Officer.

(b)	Mr. Hedrick forfeited his unvested stock awards upon his resignation as Principal Executive Officer. In accordance with Mr. Hedrick’s employment separation agreement, he received a severance of $1,791,224. He also retained his director position and received fees of $221,739 in cash for consulting services in lieu of director fees.

(c)	This column represents the dollar amount recognized as compensation expense for financial statement purposes with respect to 2007 and 2006 for the fair value of restricted stock and performance shares granted in 2007 and 2006 which vest in 2010 and 2009 respectively, as well as prior fiscal years, in accordance with SFAS 123R. Restricted stock awards are valued at the closing market price on the date of grant. Performance shares are valued at target performance goals at grant date fair value which is based upon a “Monte Carlo simulation,” which is a methodology for determining average payout using multiple simulations. Amounts disclosed have not been reduced by estimated service-based forfeitures of approximately 25.58% and 38.62% for 2007 and 2006, respectively. For additional information on the valuation assumptions with respect to restricted stock and performance shares, see Note E—Common Stock of Notes to the Consolidated Financial Statements in the Company’s 2007 Form 10-K.

(d)

This column represents the dollar amount recognized as compensation expense for financial statement reporting purposes with respect to the 2007 and 2006 fiscal years for the fair value of stock options granted in prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the stock options, refer to Note E—Common Stock of Notes to the Consolidated Financial Statements in the Company’s 2007 Form 10-K.

(e)	This column represents performance-based bonuses earned under the annual cash bonus plan for performance during 2007 and 2006. Bonuses were paid based on the Company’s achievement of earnings per share, safety and customer satisfaction goals.

(f)	This column represents the change in pension value between the accumulated pension benefit for each Named Executive Officer as of December 31, 2007 as compared to December 31, 2006 and as of December 31, 2006 compared to December 31, 2005.

ALL OTHER COMPENSATION TABLE

The following table describes each component of amounts included in “All Other Compensation” in the Summary Compensation Table above:

Name and Principal Position	Year	Accrued PTO Sellback ($) (a)	Group Term Life Insurance ($)	Company Contributions To Retirement And 401(k) Plans ($)	Personal Use of Company Car/Parking ($)	Other ($)	Total ($)
Ershel C. Redd, Jr.(b)	2007	$19,231	$1,191	$3,846	$1,750	$8,996	$35,014
Gary R. Hedrick(c)	2007 2006	199,665 27,404	425 1,140	3,617	1,250 3,000	2,019,788 500	2,221,128 35,661
Scott D. Wilson	2007 2006	18,288 8,215	690 588	6,750 6,600	3,000 3,000		28,728 18,403
J. Frank Bates	2007 2006	16,356 16,067	1,199 1,182	6,750 6,600	3,000 3,000		27,305 26,849
Hector Gutierrez, Jr.	2007 2006	12,115	1,345 381	6,750 2,787	3,000 1,500		11,095 16,783
Gary D. Sanders	2007 2006	7,692 6,769	256 218	6,750 5,648	3,000 2,500		17,698 15,135

(a)	This column represents payments for accrued and unused vacation and personal holiday time pursuant to Company policy.

(b)	Relocation costs for Mr. Redd which includes $3,342 for tax reimbursements.

(c)	In accordance with Mr. Hedrick’s employment separation agreement, he received a severance of $1,791,224 upon his resignation as Principal Executive Officer. Mr. Hedrick retained his director position and received fees of $221,739 in cash for consulting services in lieu of director fees, and the Company also paid $6,825 for medical benefits after his resignation.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning equity and cash awards to the Named Executive Officers during the fiscal year ended December 31, 2007:

	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ershel C. Redd, Jr.	05/15/07	$59,615	$193,750	$327,885
Ershel C. Redd, Jr.	05/15/07				5,844	19,480	38,960	31,070		$1,443,264

Gary R. Hedrick
Gary R. Hedrick

Scott D. Wilson	03/02/07	31,700	142,650	253,600
Scott D. Wilson	03/02/07				2,670	8,900	17,800	2,700		248,996

J. Frank Bates	03/02/07	28,350	113,400	198,450
J. Frank Bates	03/02/07				2,535	8,450	16,900	2,550		236,090

Hector Gutierrez, Jr.	03/02/07	22,500	90,000	157,500
Hector Gutierrez, Jr.	03/02/07				1,440	4,800	9,600	1,450		134,145

Gary D. Sanders	03/02/07	20,000	60,000	100,000
Gary D. Sanders	03/02/07				1,515	5,050	10,100	1,500		140,533

(a)	Each executive officer has a target incentive opportunity, payable in cash, if the Company achieves specific annual goals that are established in advance by the Compensation Committee and the Board of Directors. It is anticipated that the annual performance goals will be “stretch” goals based on the achievement of corporate objectives that will lead to enhanced shareholder value. In 2007, the performance goals were related to safety, customer satisfaction and earnings per share. If a certain level of earnings per share is not attained, no bonuses will be paid for any of the measures. Actual amounts paid for 2007 are in the Summary Compensation Table above.

(b)	Amounts shown represent the performance shares available under the incentive plan which provides market-based, long-term incentive award opportunities to Named Executive Officers. Performance shares are based on the total shareholder return compared to industry peer companies over the three-year period ending December 31, 2009. Payout values for the performance shares are calculated by determining the Company’s percentile ranking within the Company peer group at the end of the three-year cycle and can range from 0% to 200% of target as described above in “Compensation Discussion and Analysis — Primary Components of Compensation — Long Term Equity Incentives.”

(c)	Restricted shares vest at the end of three years.

(d)	This column reflects the grant date fair value of restricted stock awards and performance shares under SFAS 123R. With respect to stock awards, the value was calculated as the number of restricted shares multiplied by the closing price on grant date. With respect to performance shares, the value was determined using a “Monte Carlo simulation” which is a methodology using the average payout of one million simulation paths discounted to the grant date using a risk-free interest rate.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2007:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ershel C. Redd, Jr.(5)(8)						5,870	$150,096	5,844	$149,431
Ershel C. Redd, Jr.(4)						25,200	644,364

Gary R. Hedrick

Scott D. Wilson(1)(2)(6)	8,500	10,000		12.78	12/04/2013	5,000	127,850	900	23,013
Scott D. Wilson(3)(7)						2,800	71,596	2,910	74,409
Scott D. Wilson(5)(8)						2,700	69,039	2,670	68,272

J. Frank Bates(3)(6)	100,000			13.94	11/26/2011	1,500	38,355	2,580	65,971
J. Frank Bates(5)(7)						2,550	65,204	1,590	40,656
J. Frank Bates(8)								2,535	64,820

Hector Gutierrez, Jr.(5)(8)						1,450	37,077	1,440	36,821

Gary D. Sanders(3)(7)						1,500	38,355	1,590	40,656
Gary D. Sanders(5)(8)						1,500	38,355	1,515	38,739

(1)	Unvested options vest on January 2, 2008

(2)	Unvested restricted stock vests on May 4, 2008

(3)	Unvested restricted stock vests on December 31, 2008

(4)	Unvested restricted stock vests on May 15, 2009

(5)	Unvested restricted stock vests on December 31, 2009

(6)	Unearned and unvested performance stock vests on January 1, 2008 if performance goals are met

(7)	Unearned and unvested performance stock vests on January 1, 2009 if performance goals are met

(8)	Unearned and unvested performance stock vests on January 1, 2010 if performance goals are met

OPTION EXERCISES AND STOCK VESTED

The table set forth below provides additional information regarding exercise of options, the acquisition of shares on vesting and the value realized during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ershel C. Redd, Jr.	—	—	—	—
Gary R. Hedrick	200,000	$2,117,429	37,450	$914,857
Scott D. Wilson	15,000	151,164	3,300	81,501
J. Frank Bates	100,000	1,785,139	10,300	254,011
Hector Gutierrez, Jr.	—	—	—	—
Gary D. Sanders	—	—	—	—

PENSION PLAN

The Company has a defined benefit plan with a cliff vesting schedule that provides definitely determinable benefits over a period of years, usually an employee’s lifetime (the “Pension Plan”). The purpose of the Pension Plan is to reward eligible employees for long and loyal service by providing them with retirement benefits and is for the exclusive benefit of eligible employees and their beneficiaries. Employees are eligible to participate in the Pension Plan on the first day of the month coincident with or immediately following completion of one year of service during which the employee completes not less than 1,000 hours of service. In order to vest or build ownership in the benefit payable from the Pension Plan, an employee must complete five years of service during which he or she has worked at least 1,000 hours each year. Each of the Named Executive Officers is a participant in the Pension Plan, and the estimated credited years of service for each of them at December 31, 2007 is set forth in the “Pension Benefits Table” below.

Retirement benefits under the Pension Plan are calculated as the product of 1.25% of the employee’s average monthly earnings (“Average Monthly Earnings”) and the credited years of service (“Benefit Accrual Service”). An employee’s Average Monthly Earnings is the employee’s annualized rate of compensation (excluding bonuses, overtime pay, expense allowances, profit sharing and any other compensation in any form) as of any day converted to a monthly amount and then averaged over a five consecutive year period. The maximum benefit payable under the Pension Plan may not consider compensation in excess of that allowed by the Code. For the year 2007, the maximum amount of compensation on which benefits from the Pension Plan may be based is $225,000. An employee is credited with one year of Benefit Accrual Service in any plan year (January through December) during which 1,000 hours of service is completed for the Company. The formula below provides an illustration as to how a monthly retirement benefit is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vested service during which he or she has worked 1,000 hours each year:

Pension Plan Average Monthly Earnings (Subject to Code limitations)	X	Benefit Accrual Service	X	1.25%

A monthly benefit from the Pension Plan is computed as a straight life only annuity that provides a monthly benefit for the employee’s lifetime and ends upon the employee’s death. Optional benefit forms of payment are also available under the Pension Plan to include:

•

A joint and survivor annuity option is a joint life annuity payable to the employee for the employee’s lifetime with a survivor annuity for the life of any person the employee designates. The amount payable to the survivor will be a certain percentage of the amount that the employee elects of the amount of the annuity payable during the joint lives of the employee and the person the employee designates.

•

A life annuity with term certain option is payable for the employee’s life, with 120 payments guaranteed, regardless of whether the employee dies before all 120 payments have been made. If the employee dies before all 120 payments have been made, the same amount of annuity is payable for the remainder of the 120 months to the employee’s beneficiary.

Under the terms of the Pension Plan, an employee of the Company may retire and begin to receive a monthly benefit from the Pension Plan upon attaining age 55 and completing the required vesting period of five years during which the employee has worked 1,000 hours each year. If an employee retires from the Company between the ages of 55 and 64, the amount of benefits payable from the Pension Plan is reduced such that if the employee retires at age 55, he or she will be entitled to 50% of the accrued benefits otherwise payable without a reduction at age 65. The reduction schedule below displays the reduction percentage to which an employee’s accrued benefit is subject when retirement from the Company takes effect between ages 55 and 64:

Retirement Age	Percent of Accrued Benefit
65	100.00%
64	93.33
63	86.67
62	80.00
61	73.33
60	66.67
59	63.33
58	60.00
57	56.67
56	53.33
55	50.00

A monthly benefit payable from the Pension Plan any time before normal retirement age is not subject to the reduction schedule above when the employee’s age and years of service are 62 and 20, respectively, or the sum of the employee’s age and years of service exceeds 85 with a minimum age of 55. All benefit payments are subject to federal income tax and are payable on the first day of each month of retirement.

For the valuation method and all material assumptions, please see the Retirement Plan’s section under Note K Employee Benefits of the Company’s 2007 Form 10-K.

EXCESS BENEFIT PLAN

The Company has a non-qualified deferred compensation plan that provides supplemental retirement benefits to certain employees of the Company (the “Excess Benefit Plan”). The Company selects those employees who are eligible to receive a benefit from the Pension Plan, the amount of which is reduced by limitations of the Code. Additionally, the Excess Benefit Plan adds bonuses paid pursuant to the Company’s short-term bonus plan to the Pension Plan definition of Average Monthly

Earnings and without giving effect to any compensation limitations imposed by the Code. Benefits payable from the Excess Benefit Plan are subject to the same vesting schedule, age requirements and benefit payment options as under the Pension Plan. Except as noted under the heading “Change in Control Agreement and Other Termination Benefits,” it is not possible for an employee’s credited years of service under the Pension Plan to exceed the employee’s actual years of service with the Company.

Supplemental retirement benefits under the Excess Benefit Plan are calculated as a monthly amount equal to the difference between (a) and (b) below:

(a)	the monthly amount of the Pension Plan benefit to which the employee would have been entitled under the Pension Plan if the benefit were computed without giving effect to any limitation on benefits imposed by the Code and by using Average Monthly Earnings plus bonus amounts paid pursuant to the Company’s short-term bonus plan

LESS

(b)	the monthly amount of the Pension Plan benefit actually payable to the employee under the Pension Plan.

The formula below provides an illustration as to how a retirement benefit from the Excess Benefit Plan is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vested service during which he or she has worked 1,000 hours each year:

Excess Benefit Plan Average Monthly Earnings (Not subject to Code limitations)	X	Benefit Accrual Service	X	1.25%

LESS

Pension Plan Average Monthly Earnings (Subject to Code limitations)	X	Benefit Accrual Service	X	1.25%

The Excess Benefit Plan is subject to the rules of Section 409A of the Code. Generally, under Section 409A of the Code, distributions cannot be made to certain employees (as defined in Section 416(i) of the Code) of a publicly traded corporation before the earlier of (i) six months following the employee’s separation date, or (ii) the death of the employee.

Pursuant to Section 409A, Excess Benefit Plan payments will begin six months after an affected employee’s retirement from the Company. The first payment will be paid in a sum equal to six monthly payments from the employee’s retirement date plus the employee’s seventh month payment. Thereafter, the employee’s benefit from the Excess Benefit Plan is payable on the first day of each month. The benefit payable from the Excess Benefit Plan is paid in the same form under which the benefit from the Pension Plan is payable to the employee. All payments are subject to federal income tax and are payable on the first day of each month of retirement.

The Excess Benefit Plan is entirely unfunded. Employees who participate in the Excess Benefit Plan have only the rights of a general unsecured creditor of the Company with respect to any rights under the Excess Benefit Plan.

PENSION BENEFITS TABLE

The table set forth below describes pension benefits to the Named Executive Officers under the Company’s Pension Plan and the Excess Benefit Plan as of December 31, 2007.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ershel C. Redd, Jr.	Pension Plan Excess Benefit Plan	0 0	N/A N/A	0 0

Gary R. Hedrick	Pension Plan Excess Benefit Plan	31 31	$897,863 1,897,666	0 0

Scott D. Wilson	Pension Plan Excess Benefit Plan	4 4	54,611 26,642	0 0

J. Frank Bates	Pension Plan Excess Benefit Plan	35 35	1,135,097 705,410	0 0

Hector Gutierrez, Jr.	Pension Plan Excess Benefit Plan	2 2	43,623 6,471	0 0

Gary D. Sanders	Pension Plan Excess Benefit Plan	5 5	43,222 5,050	0 0

The Present Value of Accumulated Benefit for each executive is computed using an interest rate of 6.4% and the RP 2000 mortality tables projected to 2015 using Scale AA.

Change in Control Agreements and Other Termination Benefits

The Company has entered into change of control agreements (the “Change of Control Agreements”) with each Named Executive Officer and certain other officers of the Company. In the event the covered officer is terminated without cause or resigns for good reason (including a material reduction in duties and responsibilities, a reduction in pay or a relocation of more than 100 miles) during the two-year period following a change of control, he or she will receive the following benefits under the Change of Control Agreements:

•	A pro rata payment of the officer’s target bonus for the year of termination;

•

A lump sum payment equal to the officer’s annual base salary plus target bonus for the year of termination, multiplied by either three (for Messrs. Redd, Bates, Wilson and Gutierrez) or two (for all other officers covered by a Change of Control Agreement);

•

The actuarial equivalent of vested benefits under the Company’s retirement plan calculated with additional years of service equal to either three years (for Messrs. Redd, Bates, Wilson and Gutierrez) or two years (for all other officers covered by a Change of Control Agreement);

•

Continuation of health and other welfare benefits for two years, including service credit for those two years for purposes of eligibility (but not time of commencement of benefits) for retiree benefits under any of these plans; and

•	Outplacement services for one year.

In March 2007, the Change of Control Agreements were amended to eliminate a tax gross-up payment in the event the payments become subject to the federal “change in control” excise tax and instead provide that either (i) the executive will be responsible for paying the excise tax or (ii) payments under the agreements will be reduced to an amount that would result in no such excise tax, whichever would result in the executive retaining the higher after-tax amount.

A “change of control” is defined in the Change of Control Agreements and generally includes the acquisition by any person of 30% or more of the Common Stock or voting power of the Company, or the consummation of a reorganization, merger or consolidation or other disposition of all or substantially all of the assets of the Company which results in at least a 40% change in ownership.

In May 2007, we appointed Ershel C. Redd, Jr. as our President and Chief Executive Officer, succeeding Mr. Hedrick, and entered into an employment agreement with Mr. Redd. Under the employment agreement, upon an involuntary termination without cause (other than following a change in control, which would be governed by our standard change in control agreement described above), subject to signing a general release of claims, he was eligible to receive severance benefits of up to 2 years of base salary, target bonus and health benefits, which for a termination on December 31, 2007, would have been an amount equal to $1,650,000 plus health benefits cost. Upon his termination of employment in February 2008, we agreed to pay him these severance amounts.

In May 2007, we entered into an agreement with Mr. Hedrick in connection with the termination of his employment as Chief Executive Officer. In satisfaction of any and all obligations (other than accrued compensation and benefits under health, welfare and retirement plans) resulting from Mr. Hedrick’s 30 years of service, he received $1,791,224 as a lump sum payment, in addition to two-and-a-half years of medical benefits and severance payments. In addition to signing a general release of claims, Mr. Hedrick agreed to provide part-time consulting services to us for a period of time and not to compete with us through October 2009, solicit our employees through October 2009 or disparage us.

The following table quantifies potential payments or benefits to our Named Executive Officers under our equity incentive plans upon a change in control or under the Change of Control Agreements upon a termination without cause or resignation for good reason following a change in control as described above, in any case based on assumptions as if the change in control or termination had occurred on December 31, 2007. These amounts do not include benefits under our Pension Plan and Excess Benefit Plan that would be paid in connection with any retirement event, as described under “Pension Benefits Table” above.

Name(1)	Benefit	Change in Control without Termination(2)	Qualifying Termination following a Change in Control
Ershel C. Redd, Jr.
	Severance		$2,475,000
	Settlement of Unvested Equity Awards(2)	$1,790,667
	Lump Sum Equivalent for Pension Service		n/a
	Welfare Benefit Continuation		11,358
	Outplacement		25,000

Scott D. Wilson
	Severance		1,428,592
	Settlement of Unvested Equity Awards(2)	1,501,009	n/a
	Lump Sum Equivalent for Pension Service		—
	Welfare Benefit Continuation		17,574
	Outplacement		25,000

J. Frank Bates
	Severance		1,214,514
	Settlement of Unvested Equity Awards(2)	1,246,538	n/a
	Lump Sum Equivalent for Pension Service		137,488
	Welfare Benefit Continuation		17,572
	Outplacement		25,000

Hector Gutierrez, Jr.
	Severance		987,525
	Settlement of Unvested Equity Awards(2)	282,549	n/a
	Lump Sum Equivalent for Pension Service		n/a
	Welfare Benefit Continuation		15,102
	Outplacement		25,000

Gary D. Sanders
	Severance		572,000
	Settlement of Unvested Equity Awards(2)	606,009	n/a
	Lump Sum Equivalent for Pension Service		39,970
	Welfare Benefit Continuation		7,834
	Outplacement		25,000

(1)	Excludes Mr. Hedrick, who left employment in May 2007. His actual separation benefits are described above.

(2)

Represents the “spread value” of all unvested options, restricted stock and performance shares as of December 31, 2007, based on accelerated vesting of all awards upon a change in control under the terms of our equity incentive plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During 2007, none of the Company’s executive officers served on the compensation committee or board of another company, one of whose executive officers served on the Company’s Board or Compensation Committee.

Policies and Procedures

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing and approving all related party transactions, which are defined as transactions in which (i) the Company is a participant; (ii) any related person has a direct or indirect material interest; and (iii) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

To identify related party transactions, each year the Company submits and requires the directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have an interest. The Company reviews related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interests. The Company’s Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our General Counsel.

Directors, officers and employees of the Company are expected to act and make decisions that are in the best interests of the Company. Directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services for the Company in an objective and fair manner. In addition, the Company prohibits personal loans to, or guaranteeing the personal obligations of, any director or executive officer.

A copy of the Company’s Code of Ethics is available at www.epelectric.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 10, 2008 (except as indicated in the footnote to the table), certain information regarding ownership of Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock; (ii) each of the current directors, including those who have been nominated to serve as Class II Directors of the Company; (iii) the persons who served as Chief Executive Officer and Chief Financial Officer of the Company during the year ended December 31, 2007; (iv) the top three most highly compensated employees other than the Chief Executive Officer and Chief Financial Officer; and (v) all directors and current officers of the Company as a group (26 persons).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors, N.A.	3,515,919	(1)	7.79	%*
45 Fremont Street
San Francisco, CA 94105

T. Rowe Price Associates, Inc.	3,460,800	(2)	7.6	%*
100 E. Pratt Street
Baltimore, MD 21202

Goldman Sachs Asset Management, L.P.	2,507,423	(3)	5.6	%*
32 Old Slip
New York, NY 10005

GAMCO Investors, Inc.	2,398,330	(4)	5.31	%*
One Corporate Center
401 Theodore Fremd Avenue
Rye, NY 10580-1433

George W. Edwards, Jr.	230,190	(5)	**
John Robert Brown	20,000	(6)	**
James W. Cicconi	37,279	(7)	**
Ramiro Guzmán	42,337	(8)	**
James W. Harris	58,540	(9)	**
Kenneth R. Heitz	48,289	(10)	**
Patricia Z. Holland-Branch	24,026	(11)	**
Michael K. Parks	45,597	(12)	**
Eric B. Siegel	40,468	(13)	**
Stephen N. Wertheimer	31,211	(14)	**
Charles A. Yamarone	7,794	(15)	**
Gary R. Hedrick			**
Ershel C. Redd, Jr.			**
Scott D. Wilson	38,936	(16)	**
J. Frank Bates	142,724	(17)	**
Hector Gutierrez, Jr.	3,100	(18)	**
Gary D. Sanders	5,300	(19)	**
Other Executive Officers	466,993	(20)	**
All directors and executive officers as a group (26 persons)	1,242,784	(21)	2.72%

*	Actual percentage may differ due to stock transactions made subsequent to beneficial owner’s filing date.

**	Less than 1%.

(1)	Information regarding ownership of Common Stock by Barclays Global Investors, NA. (“Barclays Global”), Barclays Global Fund Advisors (“Barclays Advisors”), and Barclays Global Investors, LTD (“Barclays Investors” (collectively, the “Barclays Reporting Parties”)) is included in reliance on information set forth in a Schedule 13G filed with the SEC on February 5, 2008, reflecting ownership as of December 31, 2007. Barclays Global is listed as a bank pursuant to Rule 13d-1(b) of the Act, and as defined in section 3(a) (6) of the Act (15 U.S.C. 78c). Barclays Advisors is an Investment Advisor pursuant to Rule 13d-1(b) as defined in section 240.13d(b)(1)(ii)(E) of the Act. According to the filing, Barclays Global beneficially owns 2,031,398 shares (4.50%) of Common Stock with sole voting and dispositive power over 1,871,988 reporting shares. Barclays Advisors owns 1,435,533 shares (3.18%) of Common Stock with sole voting and dispositive power over 1,059,593 reporting shares. Barclays Investors owns 48,988 shares (0.11%) of Common Stock with sole voting and dispositive power over 2,900 reporting shares. The aggregate amount beneficially owned by the Barclays Reporting Parties is 3,515,919 (7.79%) shares of Common Stock with sole voting and dispositive power over 2,934,481 shares of Common Stock.

(2)	Information regarding ownership of Common Stock by T. Rowe Price Associates, Inc. (“Price Associates”) is included herein in reliance on information set forth in Amendment No. 4 in Schedule 13G filed on February 13, 2008, with the SEC, reflecting ownership as of December 31, 2007. Price Associates is an Investment Advisor in accordance with Rule 13d-1(b) as defined in Section 240.13d(b)(1)(ii)(E) of the Act. According to the filing, Price Associates beneficially owns 3,460,800 (7.6%) shares of Common Stock as of December 31, 2007. Price Associates maintains sole dispositive power over their shares of the Company’s Common Stock, but only has the power to vote 838,000 reported shares of Common Stock.

(3)	Information regarding ownership of Common Stock by Goldman Sachs Asset Management, L.P., (“GSAM LP”) is included herein in reliance on information set forth in a Schedule 13G filed with the SEC on February 1, 2008, reflecting ownership as of December 31, 2007. GSAM LP is an Investment Advisor in accordance with Rule 13d-1(b) as defined in Section 240.13d(b)(1)(ii)(E) of the Act. According to the filing, GSAM LP beneficially owns 2,507,423 shares (5.6%) of Common Stock with sole dispositive power over 2,506,423 shares, but only has the power to vote 2,298,142 shares. GSAM LP maintains shared voting and dispositive power over 1,000 of their shares of Common Stock.

(4)	Information regarding ownership of Common Stock by GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), Mario Gabelli, and LICT (collectively the “Gabelli Reporting Parties”) is included herein in reliance on information set forth in Amendment No. 8 in Schedule 13-D filed with the SEC, reflecting ownership as of February 1, 2008. GGCP is the parent company of GBL. GBL is the parent company for a variety of companies engaged in the securities business, including GAMCO, Gabelli Funds, GSI and Teton Advisors. GSI is an investment manager and the parent company of Gabelli & Company and Gabelli & Company is a registered broker-dealer under the Act. GAMCO, Gabelli Funds, and Teton Advisors are each investment advisors, and GAMCO, GSI and Gabelli Funds are each registered under the Investment Advisors Act of 1940. GGCP, GBL, GAMCO and Gabelli & Company are New York corporations. GSI, Teton Advisors and LICT are Delaware corporations and Gabelli Funds is a New York limited liability company. MJG Associates is a Connecticut corporation, and the Foundation is a Nevada corporation. Mario J. Gabelli is the majority stockholder and Chief Executive Officer of GGCP and GBL and Chief Investment Officer for each of the Reporting Parties. The Gabelli Reporting Parties do not admit that they constitute a group.

According to the filing, Gabelli Funds beneficially owns 1,132,900 shares of Common stock (2.51%) and has sole voting and dispositive power over the shares and GAMCO beneficially owns 1,265,430 shares (2.80%) and maintains sole dispositive power over 1,265,430 shares, but only has the power to vote 1,205,430 shares of Common Stock. According to the filing, the aggregate amount beneficially owned by the Gabelli Reporting Parties is 2,398,330 shares (5.31% per the February 4, 2008 filing).

Mario Gabelli is deemed to have beneficial ownership of the Common Stock owned by each of the Reporting Parties. GSI is deemed to have beneficial ownership of the Common Stock owned by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership of the Common Stock owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation.

(5)	Includes (i) 5,000 shares of Common Stock that Mr. Edwards has the right to acquire by exercising options granted under the 1996 Long-Term Incentive Plan (the “1996 Plan”); (ii) 212,874 shares over which he has sole voting and investment power; and (iii) 12,316 shares over which he has voting power but no investment power.

(6)	Includes (i) 16,500 shares of Common Stock over which Mr. Brown has sole voting and investment power; and (ii) 3,500 shares over which he has voting power but no investment power.

(7)	Includes (i) 5,000 shares of Common Stock that Mr. Cicconi has the right to acquire by exercising options granted under the 1996 Plan; (ii) 28,779 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(8)	Includes (i) 5,000 shares of Common Stock that Mr. Guzmán has the right to acquire by exercising options granted under the 1996 Plan; (ii) 33,837 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(9)	Includes (i) 5,000 shares of Common Stock that Mr. Harris has the right to acquire by exercising options granted under the 1996 Plan; (ii) 50,040 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(10)	Includes (i) 7,948 shares of Common Stock that Mr. Heitz has the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 34,492 shares over which he has sole voting and investment power; and (iii) 5,849 shares over which he has voting power but no investment power.

(11)	Includes (i) 5,000 shares of Common Stock that Ms. Holland-Branch has the right to acquire by exercising options granted under the 1996 Plan; (ii) 13,389 shares over which she has sole voting and investment power; and (iii) 5,637 shares over which she has voting power but no investment power.

(12)	Includes (i) 38,413 shares of Common Stock over which Mr. Parks has sole voting and investment power; and (ii) 7,184 shares over which he has voting power but no investment power.

(13)	Includes (i) 36,968 shares over which Mr. Siegel has sole voting and investment power; and (ii) 3,500 shares over which he has voting power but no investment power.

(14)	Includes (i) 5,000 shares of Common Stock that Mr. Wertheimer has the right to acquire by exercising options granted under the 1996 Plan; (ii) 22,711 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(15)	Includes (i) 4,294 shares over which Mr. Yamarone has sole voting and investment power; and (ii) 3,500 shares over which he has voting power but no investment power.

(16)	Includes (i) 18,500 shares of Common Stock that Mr. Wilson has the right to acquire by exercising options granted under the 1999 Plan; (ii) 7,036 shares over which he has sole voting and investment power; and (iii) 13,400 shares over which he has voting power but no investment power.

(17)	Includes (i) 100,000 shares of Common Stock that Mr. Bates has the right to acquire by exercising options granted under the 1999 Plan; (ii) 38,674 shares over which he has sole voting and investment power; and (iii) 4,050 shares over which he has voting power but no investment power.

(18)	Mr. Gutierrez has 3,100 shares of Common Stock over which he has voting power but no investment power.

(19)	Mr. Sanders has 5,300 shares of Common Stock over which he has voting power but no investment power.

(20)	Includes (i) 385,000 shares of Common Stock that other officers currently have the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 59,343 shares over which the officers have sole voting and investment power; and (iii) 22,650 shares over which they have voting power but no investment power.

(21)	Includes (i) 541,448 shares of Common Stock related to stock options discussed above; (ii) 597,350 shares over which the directors and officers have sole voting and investment power; and (iii) 103,986 shares over which they have voting power but no investment power.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in reviewing the Company’s financial reporting process. In fulfilling its responsibilities in 2007, the Audit Committee, among other things, (1) reviewed and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release; (2) reviewed and discussed the audited financial information contained in the Annual Report with the Company’s management, including the Chief Financial Officer and independent auditors prior to public release; (3) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”; (4) discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence; (5) discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (6) reviewed with both, the independent and the internal auditors, their audit plans, audit scope, and identification of audit risks.

In addition, the Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also reviewed the results of the internal audit examinations.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007, with management and the independent auditors. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC. The Audit Committee also recommended the reappointment of KPMG LLP as the Company’s independent auditors, and the Board of Directors concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Charles A. Yamarone—Chairman

John Robert Brown

James W. Cicconi

Michael K. Parks

Eric B. Siegel

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Act requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that, during and for the fiscal year ended December 31, 2007, its directors, officers and 10% shareholders complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under certain circumstances, shareholders are entitled to present proposals at shareholders meetings. To be eligible for inclusion in the Proxy Statement for the Company’s 2009 annual meeting of shareholders, a shareholder proposal must be received at the Company’s principal executive offices on or prior to December 1, 2008. The Company will consider only those proposals which meet the requirements of applicable SEC rules. Under the Company’s Bylaws, in order for a shareholder proposal that is not included in the Proxy Statement to be properly brought before the annual meeting of shareholders, notice of the proposal must be received at the Company’s principal executive offices at least 80 days prior to the scheduled date of the annual meeting. A shareholder’s notice should list each proposal and a brief description of the business to be brought before the meeting; the name and address of the shareholder proposing such business; the class and number of shares held by the shareholder; and any material interest of the shareholder in the business. If a shareholder wishes to nominate a director, the shareholder must provide the nomination to the Nominating and Corporate Governance Committee in writing at the Company’s principal offices pursuant to the notice provisions provided in the Company’s Bylaws.

OTHER BUSINESS

The Board of Directors knows of no business, other than as stated in the Notice of Annual Meeting of Shareholders, which will be presented for consideration at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their discretion and judgment as to the best interests of the Company.

ANNUAL REPORT

The Company’s 2007 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this Proxy Statement.

SARBANES-OXLEY SECTION 302 CERTIFICATION

On February 29, 2008, the Company filed with the SEC, as an exhibit to its Form 10-K, the Sarbanes-Oxley Act Section 302 certification regarding the quality of the Company’s public disclosure.

DELIVERY OF PROXY STATEMENT

Pursuant to the new rules adopted by the Securities and Exchange Commission, the Company has elected to provide access to the proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

EL PASO ELECTRIC COMPANY

By Order of the Board of Directors

Guillermo Silva, Jr.

Corporate Secretary

Dated: March 28, 2008

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by El Paso Electric Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to El Paso Electric Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EPASO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EL PASO ELECTRIC COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
1.	ELECTION OF DIRECTORS		☐	☐	☐
Nominees:
01) GARY R. HEDRICK
02) KENNETH R. HEITZ
03) MICHAEL K. PARKS
04) ERIC B. SIEGEL

Vote on Proposal								For	Against	Abstain

2.	Ratify the selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2008.							☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

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EL PASO ELECTRIC COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2008

The undersigned hereby nominate(s), constitute(s) and appoint(s) J. Frank Bates, Gary D. Sanders, and Guillermo Silva, Jr. and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders (the “Annual Meeting”) of El Paso Electric Company (the “Company”) to be held at the Stanton Tower Building, 100 N. Stanton, El Paso, Texas 79901, on Wednesday, May 7, 2008 at 10:00 a.m., MDT, or at any adjournments thereof, and vote as specified herein the number of shares that the undersigned, if personally present, would be entitled to vote.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE